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                              THE TIREX CORPORATION



                                 AMENDMENT NO. 3
                             TO EXECUTIVE AGREEMENT
                               OF JANUARY 1, 1996
                             AS AMENDED MAY 30, 1996
                           AND AS AMENDED MAY 1, 1997

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         Third Amendment made this 30th day of May, 2001 by and between

                             The Tirex Corporation
                             3828 St. Patrick Street
                             Montreal, Quebec
                             Canada H4E 1A4                   (the "Corporation)

         and

                             Louis V. Muro
                             374 Olivier
                             Westmount, Quebec
                             Canada H3Z 3C9                   (the "Consultant)


         Unless context necessarily implies otherwise, all references herein to the Corporation shall be to The Tirex Corporation, The Tirex Corporation Canada Inc., Tirex Canada R&D Inc. and all other corporations, partnership, or other entities, now or in the future controlled by, under common control with, or in control of, The Tirex Corporation, jointly and severally.

         The parties to a certain executive agreement, dated as of January 1, 1996 and amended May 30, 1996 and amended May 1, 1997 (the "Executive Agreement). Terms used in this Amendment which are defined in the Executive Agreement and not defined herein shall have the same meaning herein as therein.

         Whereas, the Executive is employed by the Corporation as its Vice President in charge of Engineering, pursuant to the provisions of the said Executive Agreement, the term of which was scheduled to expire on December 31, 2000;

         Whereas, the Executive has since the Commencement Date performed all of his duties and met all of his responsibilities under the terms of the Executive Agreement in a superlative manner and the Board of Directors of the Corporation has determined that it will be in the best interests of the Corporation, and the Executive has agreed, to extend the term of the Executive Agreement to December 31, 2002.

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         Now therefore, in consideration of the premises and of the mutual promises and convenants hereinafter set forth, the parties agree to retroactively amend the Consulting Agreement as follows"

A.   Amendments

         Section 4 of the Executive Agreement is hereby amended to include and to read as follows:

         4        Term of Employment

                  The term of employment of the Executive by the Corporation shall be extended and, unless terminated earlier pursuant to Section 6, shall continue until December 31, 2002. At any time prior December 31, 2002, the corporation and the Executive may by mutual written agreement further extend the Executive's employment under the terms of this Agreement for such additional periods as they shall mutually agree.

B.   No Other Amendments

         Except as expressly provided in this Amendment, all of the terms and conditions of the Consulting Agreement remain in full force and effect.

C.   Counterparts

         This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one Amendment.

          In Witness Whereof, the parties hereto have caused this Amendment to be executed the day and year first written above.

For The Tirex Corporation                        For the Executive



/s/ JOHN L. THRESHIE, JR.                        /s/ LOUIS V. MURO
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John L. Threshie Jr.                             Louis V. Muro
President / CEO                                  Vice President, Engineering


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Louis V. Sanzaro
Director

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